Exhibit 99.1

October 18, 2004

STERICYCLE ANNOUNCES EXERCISE OF OPTION
TO REDEEM $50.9 MILLION OF SENIOR SUBORDINATED DEBT

Lake Forest, Illinois, October 18, 2004 - Stericycle, Inc. (NASDAQ:SRCL), announced today that it had exercised its option to redeem all of its outstanding 12-3/8% senior subordinated notes due 2009 in the aggregate principal amount of approximately $50.9 million. Stericycle will fund the redemption in November 2004 by drawing on its revolving credit facility.

By the terms of the governing trust indenture, the redemption price will be 106.1875% of the principal amount of the notes redeemed plus accrued interest. We will thus incur a cash redemption premium expense of approximately $3.2 million in connection with the redemption, in addition to payment of the accrued interest of $3.2 million. We will also incur approximately $1.1 million in non-cash accelerated amortization of financing fees associated with our senior subordinated notes.

Consistent with guidance given during the previous conference calls about the effect on earnings of an optional redemption of our senior subordinated notes, this redemption premium expense and related accelerated amortization of financing fees will reduce our earnings per share for our fourth quarter ended December 31, 2004 by approximately $0.055. We believe this transaction is in the best interest of the shareholders as it will be accretive to earnings in fiscal 2005 and beyond and it will lower Stericycle's cost of capital.

Under the governing trust indenture, our outstanding senior subordinated notes may not be redeemed by us prior to November 15, 2004.

Stericycle provides medical waste collection, transportation, treatment and disposal services and safety and compliance programs to healthcare companies, including hospitals, physician, and dental offices, laboratories and clinics. Medical waste includes single-use disposables such as needles, syringes, gloves and other supplies that have been in contact with blood or other bodily fluids, as well as blood, blood products and other items that could harbor infectious agents.

Stericycle's press releases, SEC filings and other information are available on the Company's website at www.stericycle.com.